Exhibit 99.1

For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. (Nasdaq:PVTB)

Declares quarterly cash dividend

Chicago, May 30, 2006 … PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.06 per share payable on June 30, 2006 to stockholders of record on June 16, 2006. This dividend is unchanged from the prior quarterly dividend of $0.06 per share.